Exhibit 10.32
[Deutsche Bank Logo]
Deutsche Bank Securities Inc.
101 California Street, 48th Floor
San Francisco, CA 94111

October 18, 1999

Dr. Louis R. Bucalo
President and Chief Executive Officer
Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080

Dear Dr. Bucalo:

    This Agreement (the "Agreement") will confirm the basis upon which Titan Pharmaceuticals, Inc. ("Client") has engaged Deutsche Bank Securities Inc. ("DB Alex. Brown") on an exclusive basis, to provide advisory services in connection with the redemption of the Client's Class A warrants including those warrants issued upon the exercise of the Unit Purchase Options (the "Redemption").

    Section 1.  Services to be Rendered.  To the extent requested, DB Alex. Brown will provide the following advisory services in connection with the Redemption:

      (a) advise on the timing of the Redemption; and (b) provide general information and advice relative to the effectuation of the Redemption and corresponding exercise of the warrants. The Client and DB Alex. Brown specifically agree that DB Alex. Brown has not been retained by the Client (i) to render an opinion as to the fairness of the Redemption (from a financial point of view) to the Client or any holder of the Client's securities, or (ii) to solicit exercise of any of the warrants or act as information agent in connection with the Redemption.

    The Client will furnish to DB Alex. Brown such information as DB Alex. Brown reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the "Information"). Client understands and agrees that DB Alex. Brown, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding Client and that DB Alex. Brown does not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning Client or its securities, including, without limitation, any financial information, forecasts or projections, considered by DB Alex. Brown in connection with the rendering of its services. Accordingly, DB Alex. Brown shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Client or any counterparty. With respect to any financial forecasts and projections made available to DB Alex. Brown by Client and used by DB Alex. Brown, DB Alex. Brown shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Client, as to the matters covered thereby. DB Alex. Brown shall not disclose any non-public Information to any third party without the prior expressed written consent of Client.

    Section 2.  Fees.  Client shall pay DB Alex. Brown for its services hereunder a cash fee equal to $2.0 million due and payable according to the Payment Schedule (defined below). The timing of payments to be made to DB Alex. Brown by the Client (the "Payment Schedule") as a result of this fee is based upon the amount of proceeds received by the Client from the Redemption and any subsequent Qualified Financings (defined below). In the event that,

  a)
  at least $30.0 million in gross proceeds is raised by the Redemption, the Client shall pay DB Alex. Brown a cash fee equal to $2.0 million due and payable one business day following the end of the Redemption period;

  b)
  at least $25.0 million, but less than $30.0 million, in gross proceeds is raised by the Redemption, $1.5 million is due and payable one business day following the end of the Redemption period. The difference between $2.0 million and the amount due (the "Balance") is to be creditable toward any Placement Fees (defined below) due DB Alex. Brown for its involvement in a Qualified Financing for eighteen months following the end of the Redemption period. The Balance is due and payable upon the completion of a Qualified Financing, whether sole or lead managed by DB Alex. Brown or a third party, or on the final business day of the eighteenth month following the end of the Redemption period, whichever is sooner;

  c)
  at least $15.0 million, but less than $25.0 million, in gross proceeds is raised by the Redemption, $1.0 million is due and payable to DB Alex. Brown in four equal installments, the first installment being due and payable one business day following the end of the Redemption period, and the subsequent installments due every 90 days thereafter. The Balance is to be creditable toward any Placement Fees due DB Alex. Brown for its involvement in a Qualified Financing for eighteen months following the end of the Redemption period. The Balance is due and payable upon the completion of a Qualified Financing, whether sole or lead managed by DB Alex. Brown or a third party, or on the final business day of the eighteenth month following end of the Redemption period, whichever is sooner;

  d)
  less than $15.0 million in gross proceeds is raised by the Redemption, $1.0 million is due and payable to DB Alex. Brown in eight equal installments, the first installment being due and payable one business day following the end of the Redemption period, and the subsequent installments due every 90 days thereafter. The Balance is to be paid in warrants to be issued 10 days from the end of the Redemption period at a strike price equal to the greater of the average of the 30 trading days prior to issuance or $6.00.

    For the purposes of this letter, Qualified Financing is defined as a private or public financing whereby the Client raises a minimum of $10.0 million in gross proceeds. In such financing, DB Alex. Brown will be offered the right of first refusal to i) be the sole manager of any contemplated private placement, or ii) lead manager of any contemplated public financing. The right of first refusal will last for eighteen months beginning the first business day following the end of the Redemption period, unless DB Alex. Brown research analyst Kevin Tang is no longer an employee of DB Alex. Brown, in which case the right of first refusal will be terminated twelve months from the end of the Redemption period.

    In a private Qualified Financing sole managed by DB Alex. Brown, the Client agrees to pay DB Alex. Brown a cash fee ("Placement Fee") equal to 6% of the gross proceeds raised from institutional investors and 7% of the gross proceeds raised from individual investors. In addition, the Client shall grant to DB Alex. Brown warrants at the time of such private Qualified Financing, to purchase common stock of the Client (the "Placement Warrants"). The Placement Warrants shall be exercisable for a period of five years from the date of issuance, shall be noncancellable and nonredeemable by the Client, and shall be exercisable at the common equivalent price per share of the securities sold in the private Qualified Financing. Such Placement Warrants shall provide to DB Alex. Brown the right to reinvest an amount equal to the Placement Fee that is earned hereunder in the private Qualified Financing. For example, if DB Alex. Brown sole managed a private placement priced at $10.00 per share which raised $20.0 million in gross proceeds from institutional investors, DB Alex. Brown would be entitled to a Placement Fee of $1.2 million and 120,000 warrants excercisable at $10.00. The Placement Warrants shall include (without limitation) a "net issuance" exercise feature and antidilution protections, if any, enjoyed by the securities sold in the private Qualified Financing. The Placement Warrants shall be exercisable in up to three (3) separate transactions according to the terms described above.

    In a public Qualified Financing, the Client agrees to pay DB Alex. Brown a customary and reasonable cash fee based on the gross proceeds raised from the financing.

    The right of first refusal (described above) is granted to DB Alex. Brown only in the event that the stock price of the Client (pre-split, based on the number of shares outstanding as of the date of the Agreement) trades at $7.00 or more for an average of 20 trading days prior to the selection of the private placement agent or lead manager in a public offering.

    Section 3.  Expenses.  In addition to any fees that may be payable to DB Alex. Brown hereunder and regardless of whether any Redemption is proposed or consummated, Client hereby agrees, from time to time upon request, to reimburse DB Alex. Brown for all reasonable fees and disbursements of DB Alex. Brown's counsel and all of DB Alex. Brown's reasonable travel and other out-of-pocket expenses incurred in connection with any actual or proposed Redemption or otherwise arising out of DB Alex. Brown's engagement hereunder. Such reimbursements shall not exceed $50,000 without Client's consent, which shall not be unreasonably withheld. No fee payable to any other financial advisor or third party by the Client shall reduce or otherwise affect the fees payable or expenses payable to DB Alex. Brown.

    Section 4.  Termination of Engagement.  DB Alex. Brown's engagement will terminate on the sooner of January 18, 2001, or the final day of the Redemption period (thirty days after notice is given that the warrants will be redeemed), provided, however, that the provisions of this Section 4 and of Sections 2, 3, 7 and 8 hereof shall survive such termination.

    Section 5.  Reliance on Others.  Client confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

    Section 6.  Publicity.  In the event of expiration of any Redemption, DB Alex. Brown shall have the right, at its own expense, to disclose its participation in such Redemption, including, without limitation, the placement of "tombstone" advertisements in financial and other newspapers and journals, provided, however, that DB Alex. Brown has sought and obtained Client's consent for the content of such advertisements. DB Alex. Brown agrees that Client shall have the right to announce publicly the execution of this Agreement with DB Alex. Brown subject to DB Alex. Brown's prior approval of the contents of such announcement or disclosure, which shall not be unreasonably withheld.

    Section 7.  Scope of Responsibility.  Neither DB Alex. Brown nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to Client or to any other person claiming through Client for any claim, loss, damage, liability, cost or expense suffered by Client or any such other person arising out of or related to DB Alex. Brown's engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by DB Alex. Brown, other than an action or failure to act undertaken at the request or with the consent of Client, that constitutes bad faith, willful misconduct or gross negligence on the part of DB Alex. Brown. DB Alex. Brown is acting as the Company's advisor and agrees that is not authorized to act as agent for Client in any capacity whether in connection with the Redemption or otherwise.

    Section 8.  Indemnity and Contribution.  Client agrees to indemnify and hold harmless DB Alex. Brown and its affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which DB Alex. Brown or any other indemnified person is a party) arising out of or related to the Redemption or to DB Alex. Brown's engagement hereunder; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by DB Alex. Brown, other than an action or failure to act undertaken at the request or with the consent of Client, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of DB Alex. Brown. In the event that the foregoing indemnity is unavailable or insufficient to hold DB Alex. Brown and other indemnified parties harmless, then Client shall contribute to amounts paid or payable by DB Alex. Brown and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, Client and DB Alex. Brown in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event DB Alex. Brown's aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by DB Alex. Brown pursuant to this Agreement. For purposes hereof, relative benefits to Client and DB Alex. Brown of the Redemption shall be deemed to be in the same proportion that the aggregate exercise price of the warrants received or contemplated to be received by Client and/or its security holders in connection with the Redemption bears to the fees paid to DB Alex. Brown pursuant to its engagement in respect of such Redemption.

    Client will not, without the prior written consent of DB Alex. Brown, settle any litigation relating to DB Alex. Brown's engagement hereunder unless such settlement includes an express, complete and unconditional release of DB Alex. Brown and its affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to DB Alex. Brown's engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

    Section 9.  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived. Client hereby submits to the non-exclusive jurisdiction of the Federal and State courts located in the County of New York, New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby.

    Section 10.  No Rights in Securityholders, etc.  Client recognizes that DB Alex. Brown has been engaged only by Client, and that Client's engagement of DB Alex. Brown is not deemed to be on behalf of and is not intended to confer rights upon any securityholder, partner or other owner of Client or any other person not a party hereto as against DB Alex. Brown or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than Client is authorized to rely upon Client's engagement of DB Alex. Brown or any statements, advice, or conduct by DB Alex. Brown, and Client will not disclose such statements, advice, or conduct to others. Without limiting the foregoing, any advice rendered to Client's Board of Directors or management in the course of Client's engagement of DB Alex. Brown are for the purpose of assisting the Board or management, as the case may be, in evaluating the Redemption and do not constitute a recommendation to any securityholder of Client concerning action that such securityholder might or should take in connection with the Redemption. DB Alex. Brown's role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between Client and DB Alex. Brown.

    Section 11.  Disclosure.  Client acknowledges that DB Alex. Brown and its affiliates may have and may continue to have securities brokerage, investment banking, financial advisory and other relationships with parties other than Client pursuant to which DB Alex. Brown may acquire information of interest to Client. DB Alex. Brown shall have no obligation to disclose such information to Client.

    DB Alex. Brown and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, DB Alex. Brown and its affiliates may hold positions, for their own account or the account of customers, in the securities involved in the Redemption.

    Section 12.  Miscellaneous.  Nothing in this Agreement is intended to obligate or commit DB Alex. Brown or any of its affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of Client and DB Alex. Brown.

    If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,
Deutsche Bank Securities Inc. / DB Alex. Brown
By:	/s/ DEUTSCHE BANK REPRESENTATIVE
By:	/s/ DEUTSCHE BANK REPRESENTATIVE
AGREED TO: Titan Pharmaceuticals, Inc.
By	/s/ LOUIS R. BUCALO

Dr. Louis R. Bucalo President and Chief Executive Officer